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The below contains excerpts of portions of Nielsen Holdings plc’s third quarter 2020 earnings conference call that are related to the proposed sale of Nielsen’s Global Connect business to affiliates of Advent International Corporation.

Company Participants

•	David Kenny, Chief Executive Officer and Chief Diversity Officer

•	David Rawlinson, Chief Executive Officer, Nielsen Global Connect

•	Linda Zukauckas, Chief Financial Officer

•	Sara Gubins, Senior Vice President, Investor Relations and Treasury

•	Unidentified Speaker

Other Participants

•	Andrew Steinerman, Analyst

•	Ashish Sabadra, Analyst

•	Dan Salmon, Analyst

•	George Tong, Analyst

•	Jeffrey Meuler, Analyst

•	Kevin McVeigh, Analyst

•	Manav Patnaik, Analyst

•	Matthew Thornton, Analyst

•	Richard Kramer, Analyst

•	Todd Juenger, Analyst

•	Toni Kaplan, Analyst

•	Unidentified Participant

Presentation

Operator

Ladies and gentlemen, thank you for standing by and welcome to the 2020 Nielsen Holdings Third Quarter Results Call and to discuss the sale of Global Connect. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. (Operator Instructions) Please be advised that today’s conference is being recorded. (Operator Instructions) I would now like to hand the conference over to Sara Gubins, Senior Vice President, Investor Relations and Treasury.

Sara Gubins

Good morning, everyone. Thank you for joining us to discuss Nielsen’s announced sale of the Connect Business and our third quarter 2020 financial performance. I’m joined by our CEO, David Kenny, our CFO, Linda Zukauckas, and the CEO of Connect David Rawlinson. A slide presentation that we’ll use on this call is available under the Events section of our

Investor Relations website. Before we begin, I’d like to remind all of you that our remarks and responses to your questions today may contain forward-looking statements, including those relating to the proposed transaction, 2020 guidance, and the impact of COVID-19. Forward-looking statements inherently involve risks and uncertainties and only reflect our view as of today, November 2 and we are under no obligation to update our actual results in future periods may differ materially from those currently expected because of a number of risks and uncertainties, including those identified in the Risk Factors section of our most recent Annual Report on Form 10-K as amended.

And in subsequent reports filed with the SEC, including our third quarter 10-Q that will be filed today, which is available on our website. We assume no obligation to update any forward-looking statements except as required by law. On today’s call, we will also refer to certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are available in the earnings press release which is available on the Investor Relations section of our website at nielsen.com. For Q&A, and always, we ask you to limit yourself to one question, so that we can accommodate everyone. Feel free to join the queue again and if time remains we will call on you. And now to start the call, I’d like to turn it over to our CEO, David Kenny.

David Kenny

Thank you for joining the call today. We have three main topics to cover. First. The sale of our Global Connect business to add some international and [ph]Genpact Second, our strong third quarter results, and update on our progress. And finally our updated outlook for 2020. Starting with the sale of Global Connect. Yesterday, we announced the sale of the Global Connect business to Advent International, a highly regarded private equity investor and their partners Jim Peck Ventures for approximately $2.7 billion plus performance based more tied to long-term performance. Before I get into the details of the transaction. I want to make a few comments about Nielsen Connect. Nielsen Connect is a leader in this industry. It has a strong global franchise and a 97 year-old history, providing measurement and analytics to the fast-moving consumer goods and retail industry.

Our Connect team has done an incredible job driving transformation strengthening the competitive position and improving the financial performance. I want to personally thank each and every colleague on the Global Connect team for their hard work and dedication. Especially during the global pandemic. Our advanced investment in Connect is great for connect, its clients and people. This investment will allow connect to operate at a privately held company and work with an experience investor who is keen to invest in the business to accelerated growth and health connected achieve its long-term potential.

I certainly look forward to seeing Connect’s continued success. Now let me turn to the details of the transaction, which was unanimously approved by Nielsen’s Board of Directors. The sale price represents a multiple of approximately seven times connect trailing 12 month adjusted EBITDA on a standalone basis. We expect the transaction to close in the second quarter of 2021, subject to customary closing conditions and regulatory approval and Nielsen in shareholder vote. We expect the Global Connect segment to be reported as a discontinued operation starting in the first quarter of 2021.

This transaction is a terrific outcome for Nielsen and our shareholders. The sale of the Global Connect business will deliver for the substantial value to shareholders with greater in near-term uncertainty then would have been the case related to spin off. The proceeds will be impacted by debt like items other adjustments and taxes and we plan to use the net proceeds of approximately $2 billion, primarily for debt pay down.

This strengthens our Nielsen balance sheet and it reduces other liabilities on the balance sheet, such as pension obligations and equipment leases. It results in net leverage on a pro forma basis at year-end 2020 of approximately 4 times. That compares to our expected leverage of roughly 5 times at the time of the spin-off, had we gone down that path. We’ll have greater financial flexibility to execute our growth strategy and expand our role in the Global Media marketplace. I look forward to sharing more about our outlook and strategy adding a virtual Investor Day coming up on December 9 and I hope you will all join us there. For today. We want to focus on the great progress we made in the third quarter and our outlook for the rest of the year. So let’s now turn to the results.

David Rawlinson

Thank you, David. I couldn’t be more proud of the work our colleagues have done this year. They started the year focused on the spend immediately pivoted to stabilize the business during the pandemic, and we are now very pleased with the operating results we are sharing today. We are excited about the trajectory including strong EBITDA growth and significant margin expansion in the third quarter, and continued strong sequential revenue growth and EBITDA growth in the fourth quarter. E-commerce is driving major changes and the retailer and CPG ecosystem and it provides an opportunity for Connect to play an even larger role in the future. Partnering with Advent and Jim Peck allows us to substantially accelerate this new momentum and build upon our industry-leading position investment serving as a validation of our promise, our people, our technology, our reputation, and our ability to grow we have a bright future ahead and it’s been made possible by the dedication and talents of our associates around the world. Let me turn it back to David Kenny.

* * *

Sara Gubins

Thanks, David. And that let’s turn to Q&A. Operator, can you open up the lines, please.

Operator

Our next question comes from George Tong from Goldman Sachs. Please go ahead.

Q - George Tong

All right, thanks, good morning. You discussed receiving $2 billion in net proceeds from the sale of and having net leverage of 4 times EBITDA at year-end, with the new discuss assumptions of how much that will be transferred with the Connect sale and what’s shared costs may have to be replicated, that’s included in that target net leverage figure?

A - Unidentifed Speaker

Yes. Linda why don’t you take this line?

A - Linda Zukauckas

Yes. So I’ll take you should think about the $2.7 billion as an enterprise value and therefore to get to a debt free transaction, there is a fair number of adjustments. So let me first provide a little bit of clarity around that the Connect business has been established for for decades, and it has a footprint in nearly 100 markets. And so this makes for a fairly complex transaction. When you think about the debt like items that are on some 150 legal entity balance sheet. So why don’t I give you a high level walk of that gross purchase price in relation to what we are estimating us the net proceeds in the $2 billion range. So the adjustments are across a range of different areas. Some of the more significant ones relate to pension and retirement plan costs and of course those are more established retirement plans are, tend to be more established outside of the US and the Connect business again is a very global business.

You heard David mentioned equipment lease obligations. This is [ph]Matti for data center servers and then they’re still restructuring liabilities associated with our optimization plan that we do expect there to be some amount on the balance sheet at closing that we have included as an adjustment for debt-like items to arrive at the net proceeds number there are quite a few other individually small debt like items across the various entities, but they do add up even though individually smaller. And then of course there’s taxes and this is a very large global complicated transaction with a mix of equity sale and asset sales. And so, as we’re thinking about it right now and more work to be done vis-a-vis the transaction structure and our basis in the various entities. But we’re thinking of taxes and being in there roughly 5% range.

But again, so some more work to be done there. And then we’re also leaving minimum lot of the cash in the Connect business in excess of $100 million and we think that’s important for business continuity at the transition and then there is an adjustment also for a higher level of working capital. Just with the way the business is growing. Several months until we close, so we will provide more transparency and continue to refine our estimates on as far as it relates to debt, the debt rates will be done separately by the purchaser so there’s really no assignment of debt in and instead. You can think about the $2 billion in debt proceeds that I just walk you through as being available for deleveraging from a media perspective. So I think that probably helps provide some clarity. Not exactly the question you asked, but I think it helps with the question that you asked.

Operator

Our next question comes from Ashish Sabadra from Deutsche Bank. Please go ahead.

Q - Ashish Sabadra

Well, thanks for taking my question. Maybe if I can just ask a follow-up question on this Connect sale. I think you mentioned performance based warrants, if you can provide any color on those warrants and then maybe just for my main question. We saw a pretty significant margin expansion in the third quarter in the guidance implies a pretty big step- up in the fourth quarter as well and you talked about a lot of the good initiatives. But I was also wondering if there is any one-time benefit from COVID such as lower or push out of new investments that’s also helping the margin. Thanks.

A - Unidentified Speaker

Perfect. I’ll take the first question. Linda can take the second. So on the warrants. Listen, I view the warrants as a sweetener it has value if the deal is a tremendous success for Advent and clearly are intending that and we’re just happy to have that potential upside down the road. I wouldn’t put any specific value on it today, but I think it’s a nice sweetener given the tremendous potential of the Connect business and that certainly has big plans for it. So, Linda on the margin side.

Operator

Our next question comes from Jeff Meuler from Baird. Please go ahead.

Q - Jeffrey Meuler

Yes. Thank you. Good morning. So is the primary motivation to go with the sale, instead of a spin that it’s a modest deleveraging event. So starting around four or five and I ask in the context of, on a net proceeds basis. It looks like less than 5 times forward EBITDA and you’re I think downplaying kind of the likely value of the warrants is part of that. So, just first, are there, I’m assuming all of these costs. These debt like cost that are getting transfered over would have gotten transfered with the spin, but maybe if you could help kind of frame the decision in the context of what [ph]exit multiple what’s your. Thank you.

A - Unidentified Speaker

All right, let’s — I’ll take it in two parts. With Linda. And the first part. The Board reached a unanimous decision using four criteria. One was valuation, of course and versus predictions and second was certainty, because this is certain how this would actually have traded as a public company is unknown, and but certainly certainly certainly helped our leverage is important and it’s substantial deleveraging, which was a big part of it. And lastly, we all have a lot of enthusiasm and commitment to the strategic plan of connect. And so we look at execution risk and is easier to execute as a private company versus a public company. So looking at four criteria, we can — And I think all four were positive for this deal we came to the decision as a board that this was the right thing for us to do for the enterprise. Let me talk a little bit more about your specifics on the debt like items and where they belong and how that would have all affected multiples. So Linda?

A - Linda Zukauckas

Yes, I think probably the simplest way to think about it is some of these debt like items are relatively large, I’ll just use pension obligations as an example, once and of course pension obligations Are sensitive to changes in a number of assumptions, including their interest rate environment that we’re in foreign currency, as well as assumptions that are more personnel to the demographics and the pool of the retirees that are covered under the plan, but directionally, if you’re looking at $150 million to $200 million pension obligation to have that transfer across to the purchaser and fair point. It also would have transfered, and it’s been scenario, but that is really giving RemainCo those obligations and so that is a nice benefit as we think about the RemainCo side of the business and we will get relief from an overall strengthening of the balance sheet. So more to time as we refine our forward look on 2021 EBITDA and how we think about that some RemainCo perspective and what that might question for our multiple that we feel really good about it and we think net-net to have these adjustments for debt-like items really strengthens our balance sheet is it removes those liabilities and they become obligations of the transfer company.

Operator

Our next question comes from (Technical Difficulty) from Wells Fargo Securities, please go ahead.

Q - Unidentified Participant

Good morning, everyone.

A - Unidentified Speaker

Good morning Jake.

Q - Unidentified Participant

Just to have a quick question on the licenses data deals that are being set up with that media and Connect, are there any material revenues or costs we should anticipate from that?

A - Unidentified Speaker

I don’t think so. Linda do you want to comment you’ve got all the specifics. It’s pretty small to both companies.

A - Linda Zukauckas

Yes, it is small to both companies. And you are right to pointed out because it goes from an intercompany pocket right pocket to something that we think more on our end basis and in connection with the negotiations on the sale. We came to resolutions that we think are in the best long-term interests of both businesses as we move out of what — Well like a non-cash environment into a cash environment. But they are not big numbers and are not making moving the needle too much as we think about the economics of the transaction.

Operator

This concludes the Q&A portion of our call. And I would like to turn it back to David Kenny for closing remarks.

A - David Kenny

Hi, thanks everybody for joining today, especially since we move to the date only yesterday. I want to start again by thanking my Connect colleagues around the world for your dedication and commitment and for doing fine. I’ve enjoyed working with Connect and I will miss that after the transaction is closed, but also be good partners. I am very confident that Connect will grow and succeed in partnership with Jim Peck and as an international and on the Media side. I hope everybody sees that we’re making really solid progress on our product road-map to address the evolving needs of an increasingly complex media landscape and we shared some of those highlights on today’s call and we look forward to sharing more of them on December 9 at virtual Investor Day. I can’t wait to see you all there. Thank you.

Forward-Looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed sale by Nielsen Holdings plc (“Nielsen”) of its Global Connect business to affiliates of Advent International Corporation (the “proposed transaction”), as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen’s business, the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement entered into pursuant to the proposed transaction (the “Stock Purchase Agreement”), the possibility that Nielsen shareholders may not approve the proposed transaction, the risk that the parties to the Stock Purchase Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to the disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Nielsen’s ordinary shares, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Nielsen to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees and other business relationships and on its operating results and business generally, the risk that the pending proposed transaction could distract management of Nielsen, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in Nielsen’s disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as its 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission (the “SEC”). Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements speak only as of the date of this communication, and Nielsen assumes no obligation to update any written or oral forward-looking statement made by Nielsen or on its behalf as a result of new information, future events or other factors, except as required by law.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Nielsen. In connection with the proposed transaction, Nielsen will file relevant materials with the SEC, including Nielsen’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Nielsen may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Nielsen’s shareholders for their consideration. Before making any voting decision, Nielsen’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.

Nielsen’s shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Nielsen, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Nielsen Holdings plc, 85 Broad Street, New York, NY 10004, Attention: Corporate Secretary; telephone (646) 654-5000, or from Nielsen’s website, www.nielsen.com.

Participants in the Solicitation

Nielsen and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Nielsen’s directors and executive officers is available in Nielsen’s definitive proxy statement for its 2020 annual meeting, which was filed with the SEC on April 1, 2020, and Nielsen’s Current Report on Form 8-K, which was filed with the SEC on April 30, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of this document and such other materials may be obtained as described in the preceding paragraph.